        Execution Version
TRANSITION AGREEMENT
THIS TRANSITION AGREEMENT (this “Agreement”) is entered into as of April 1, 2026 (the “Effective Date”), by and between TETRA TECHNOLOGIES, INC., a Delaware corporation (the “Company”) and ELIJIO V. SERRANO (the “Employee”).
W I T N E S S E T H :
WHEREAS, the Employee has been employed by the Company as its Chief Financial Officer;
WHEREAS, the Employee will, as of the Effective Date, resign from the position of Senior Vice President and Chief Financial Officer and the parties have mutually agreed to continue the Employee’s employment by the Company as herein provided; and
WHEREAS, the Employee and the Company desire to enter into this Agreement to set forth the terms and conditions of the Employee’s continued employment by the Company.
NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, and intending to be legally bound hereby, the Company and the Employee hereby agree as follows:
1.Employment.
1.1The Company hereby agrees to continue to employ the Employee, and the Employee hereby agrees to accept continued employment with the Company, in a non-executive capacity upon the terms and for the period set forth in this Agreement.
1.2Unless sooner terminated in accordance with the terms of this Agreement, the Employee’s term of employment hereunder shall mean the period commencing on the Effective Date and ending on April 2, 2027 (the “Transition Period”). The Employee acknowledges and agrees, subject to the terms and provisions of this Agreement, that the Employee’s employment with the Company during the Transition Period shall continue to be on an at-will basis and this Agreement shall not establish any term of employment for a fixed term. The Company and Employe acknowledge and agree that, unless otherwise terminated as set forth herein, Employee’s employment with the Company will automatically terminate on April 2, 2027, which shall be deemed to be a Qualifying Retirement (used herein as defined in the Company Retirement guidelines adopted January 1, 2019 (as amended, the “Retirement Guidelines”).
2.Duties.
2.1During the Transition Period, the Employee shall serve in such positions as the Company's Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), and/or Board of Directors (the "Board") may determine from time to time, but initially as an advisor to the CEO and CFO. The Employee shall provide such services as are consistent with his position.

3.Compensation and Related Matters.
3.1Base Salary. During the Transition Period, the Employee shall receive an annualized base salary equal to $125,000, less applicable withholdings (the “Base Salary”), which shall be paid in accordance with the Company’s standard payroll practice.
3.2Bonus Opportunities. During the Transition Period, the Employee shall no longer be entitled to receive any annual or long-term bonus awards or opportunities. The Company has previously awarded to the Employee the annual cash incentive compensation opportunity (the “Annual Cash Incentive Award”) and the long-term cash incentive compensation opportunities (the “LT Cash Incentive Awards”) set forth on Schedule A that remain outstanding as of the Effective Date.
(a)Annual Cash Incentive Award. Subject to the terms of this Agreement, the Retirement Guidelines, and the Cash Incentive Compensation Plan (the “CICP”), the Employee is eligible to receive a prorated award payment for the Annual Cash Incentive Award, paid at the same time that payments under similar annual cash incentive awards are made by the Company, but not later than two and one-half (2½) months after the end of the calendar year in which the Annual Cash Incentive Award was earned by the Employee,. Proration will be based on the number of full months prior to the Effective Date (three (3) divided by the number of months in the performance period (twelve (12)). The Annual Cash Incentive Award will be paid only to the extent the applicable performance period objectives are met, as determined in accordance with the CICP (i.e., a payout is not guaranteed), provided that any applicable individual performance goals shall be deemed to have been 100% satisfied.
(b)LT Cash Incentive Awards. Subject to the terms of this Agreement, the Retirement Guidelines, and the CICP, the Employee is eligible to receive payment for each of the performance periods covered by the respective LT Cash Incentive Awards listed on Schedule A, paid at the same time that payments under similar long-term cash incentive awards are made by the Company, but not later than two and one-half (2½) months after the end of the respective performance period in which the LT Cash Incentive Award was earned by the Employee. Each LT Cash Incentive Award will be paid only to the extent the applicable performance period objectives are met, as determined in accordance with the CICP (i.e., a payout is not guaranteed), provided that any individual performance goals shall be deemed to have been 100% satisfied.
3.3Equity-Based Awards.
(a)On or about April 1, 2026, the Company will grant Employee an award of 17,922 restricted stock units (the “Additional Equity Award”) pursuant to the TETRA Technologies, Inc. Third Amended and Restated 2018 Equity Incentive Plan (the "LTI Plan") and a Restricted Stock Unit Award Agreement to be effective, subject to the Retirement Guidelines, as of the award date. Except as provided below, the Additional Equity Award shall vest in full on April 2, 2027 in accordance with, and subject to the terms and provisions of, the Restricted Stock Unit Award Agreement, the Plan, and the Retirement Guidelines.
(b)Except as otherwise set forth above, during the Transition Period, the Employee shall no longer be entitled to receive any new annual equity awards. The Company has previously granted to the Employee the equity awards (the “Outstanding Equity Awards”) as set forth on Schedule B that remain outstanding as of the Effective Date. Unvested stock options included within the Outstanding Equity Awards will continue to vest during the Transition Period pursuant to the vesting schedule set forth in the applicable award agreement. Unvested restricted stock units included within the Outstanding Equity Awards will continue to vest, and the restrictions on such restricted stock units will continue to lapse, during the Transition Period pursuant to the vesting schedule set forth in the applicable award agreement.
3.4Employee Benefits. During the Transition Period and subject to the provisions of any applicable plan (including any insurance plan or program), the Employee and/or the Employee’s eligible dependents, as the case may be, shall be eligible to participate in and shall receive all coverage under welfare benefit plans practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, employee life, group life, and accidental death insurance plans and programs and the Company’s 401(k) plan, including Company-matching contributions, and deferred compensation plan), to the extent generally available to the executive officers of the Company. Pursuant to Section 1, Employee shall be considered a full-time employee of the Company during the Transition Period.
4.Termination of Employment.
4.1Death. The Employee’s employment shall terminate automatically upon the Employee’s death during the Transition Period.
4.2Disability. If the Company determines that a Disability (as defined below) of the Employee has occurred during the Transition Period, the Company may give to the Employee a Notice of Termination (as defined below) giving notice of the Company’s intention to terminate the Employee’s employment. In such event, the Employee’s employment with the Company shall terminate effective thirty (30) days after receipt of such Notice of Termination by the Employee (the “Disability Effective Date”). For purposes of this Agreement, “Disability” shall mean and be deemed to have occurred if (i) the Employee is receiving income replacement benefits under the Company’s long-term disability plan, or (ii) in the absence of the Employee’s receipt of such benefits, the Employee has been unable to perform the essential functions of his position, despite any reasonable accommodation required by law, by reason of illness or injury for a total of ninety (90) consecutive days or an aggregate of one hundred eighty (180) days within any given period of three hundred sixty (360) consecutive days.
4.3Termination by Employee.
(a)The Employee may terminate his employment during the Transition Period for (i) Good Reason (as defined below), or (ii) any reason upon ten (10) days’ advance written notice to the Company (a termination pursuant to this Section 4.3(a)(ii), a “Voluntary Resignation”). The Employee’s employment will be deemed to be automatically terminated upon (w) the Employee’s commencement of employment with any third party, or (x) unless otherwise agreed in writing by the Chief Executive Officer of the Company, the Employee’s commencement of consulting services to any third party under circumstances in which it is reasonably anticipated that the Employee will receive compensation (whether in any combination of cash, equity, property or other consideration) in excess of $300,000 in any consecutive twelve (12) month period (both (x) and (x) being referred to herein as a “Reemployment Termination”). The Employee shall provide prior written notice to the Company of any proposed employment or consulting arrangement, including the name of the counterparty and, in the event of a proposed consulting arrangement, the anticipated amount of compensation payable to the Employee. For clarification, a Reemployment Termination shall not occur as a result of the Employee serving on the board or committee of any third party.

(b)For purposes of this Agreement, “Good Reason” shall mean, without the Employee’s consent, any one of the following: (i) any failure by the Company to comply with any of the provisions of Section 3 hereof that is not remedied by the Company within ten (10) days after the Company’s receipt of written notice thereof by the Employee, and (ii) any failure by the Company to comply with Section 11.3 hereof.
4.4Termination by the Company. The Company may terminate the Employee’s employment during the Transition Period for Cause. For purposes of this Agreement, “Cause” shall mean:
(a)the Employee’s conviction of, or entry of a plea of guilty or nolo contendere of, a felony or any crime involving dishonesty or moral turpitude;
(b)the failure of the Employee to comply in any material respect with any previously announced and disclosed written policy or procedure of the Company including, without limitation, the Company’s Code of Business Conduct, which, if curable, is not cured within ten (10) days after the Employee’s receipt of written notice thereof; or
(c)the Employee’s breach or violation of the covenants and obligations contained in any one of Sections 6, 7 and 8 or the Employee’s engagement in any Competitive Activities (as defined in Section 9.2).
4.5Notice of Termination. Any termination of the Employee’s employment hereunder by the Company or the Employee (other than a termination pursuant to Section 4.1 or Reemployment Termination) shall be communicated by a Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) in the case of a termination for Disability, Cause or Good Reason, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated, and (iii) specifies the Qualifying Retirment Date (as herein defined); provided, however, that a Notice of Termination in connection with a termination for Good Reason shall be given by the Employee within a reasonable period of time, not to exceed forty-five (45) days, following the occurrence of the event giving rise to such right of termination.
4.6Qualifying Retirement Date. For purposes of this Agreement, the “Qualifying Retirement Date” shall mean the effective date of the termination of the Employee’s employment hereunder, which date shall be:
(a)if the Employee’s employment is terminated as a result of the Employee’s death, the date of the Employee’s death;
(b)if the Employee’s employment is terminated as a result of the Employee’s Disability, the Disability Effective Date;
(c)if the Employee’s employment is terminated by the Company for Cause, or by the Employee for Good Reason, the date on which the Notice of Termination is given, or any later date specified therein, as the case may be;
(d)if the Employee’s employment is terminated as a result of the expiration of the Transition Period pursuant to Section 1.2, the date on which the Transition Period ends;

(e)if the Employee’s employment is terminated by the Employee for a Voluntary Resignation, the date that is ten (10) days after the date on which the Notice of Termination is given; and
(f)if the Employee’s employment is terminated as a result of a Reemployment Termination, the date the Employee commences employment with any third party or commences services as a consultant.
5.Obligations of the Company upon Termination of Employment.
5.1Good Reason; Death; Disability; Other Than For Cause.
(a)Subject to the provisions of Section 5.1(b), Section 5.4 and Section 9 below, if, during the Transition Period, the Employee’s employment hereunder is terminated (1) by reason of the Employee’s termination of the Employee’s employment hereunder for Good Reason, (2) by reason of the Employee’s death, or (3) by reason of the Company’s termination of the Employee’s employment hereunder as a result of the Employee’s Disability or other than for Cause:
(i)the Employee shall be entitled to receive all accrued and unpaid Base Salary through the Qualifying Retirement Date;
(ii)the Company shall continue to pay to the Employee, his estate or heirs when due in accordance with the Company’s normal payroll practices the Employee’s Base Salary through April 2, 2027;
(iii)the Company shall pay to the Employee, his estate or heirs an amount equal to the prorated Annual Cash Incentive Award and any LT Cash Incentive Awards that would have been payable to the Employee pursuant to and in accordance with the provisions of Section 3.2 above as if the Employee’s employment hereunder had not been terminated, subject to the additional provisions set forth on Schedule A;
(iv)subject to the terms and conditions of this Agreement, to the extent not already vested, the Outstanding Equity Awards shall become fully vested and no longer subject to forfeiture and will be subject to the additional provisions set forth on Schedule B;
(v)subject to the terms and conditions of this Agreement, the Employee’s vested stock options will continue to be exercisable until the first to occur of (A) the original expiration date of the applicable stock option, and (B) any accelerated expiration date applicable to that stock option, other than solely as a result of the Employee’s termination of employment (such as accelerated expiration in connection with a change in control of the Company) and will be subject to the additional provisions set forth on Schedule B;
(vi)the Employee and his eligible dependents shall continue to be eligible to participate in group health benefit plans contemplated by Section 3.4 above pursuant to the terms and conditions thereof or pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and if the Employee or the Employee’s eligible dependents elect continuation coverage pursuant to COBRA, the Company will waive, pay or reimburse the Employee for any premium or contribution required of the

Employee to continue COBRA coverage (at coverage levels in effect immediately prior to the Employee’s termination of employment but without regard to any tax consequences to the Employee) until the earlier of (A) the expiration of the availability of COBRA coverage, and (B) the date upon which the Employee or the Employee’s eligible dependents become eligible for coverage under another employer’s plan(s); and
(vii)the Additional Equity Award described in Section 3.3 above.
The payments and benefits described in Section 5.1(a)(ii) – (vii) are collectively referred to as the “Full Severance Benefits.”
(b)Notwithstanding any provision herein to the contrary, the payment or provision of any of the Full Severance Benefits pursuant to this Section 5.1 shall be conditioned upon (i) the Employee’s execution and delivery to the Company, within thirty (30) days after the Date of Termination, of a release agreement substantially in the form attached hereto as Exhibit A (the “Release”) and (ii) the expiration of any period during which the ADEA Release (as defined in the Release) is subject to revocation without the Employee having revoked such ADEA Release. If the Employee satisfies the foregoing conditions, then except as otherwise provided in Section 9, the Full Severance Benefits shall commence, and the acceleration of the vesting of the Outstanding Equity Awards shall occur, within 50 days following the Qualifying Retirement Date as it relates to any termination of employment covered by this Section 5.1. If the Employee does not satisfy the conditions set forth herein regarding the execution and delivery of the Release and non-revocation of the ADEA Release, the Employee shall not be entitled to any of the Full Severance Benefits. If the ADEA Release consideration and revocation period spans two calendar years, the payment or provision of the Full Severance Benefits in accordance with the terms herein will commence in the later year.
5.2Voluntary Resignation; Reemployment Termination.
(a)Subject to the provisions of Section 5.2(b), Section 5.4 and Section 9 below, if, during the Transition Period, the Employee’s employment hereunder is terminated (1) by reason of a Voluntary Resignation, or (2) by reason of a Reemployment Termination which does not involve the Employee engaging in Competitive Activities:
(i)the Employee shall be entitled to receive all accrued and unpaid Base Salary through the Qualifying Retirement Date;
(ii)the Company shall pay to the Employee, his estate or heirs an amount equal to the prorated Annual Cash Incentive Award and any LT Cash Incentive Awards that would have been payable to the Employee pursuant to and in accordance with the provisions of Section 3.2 above as if the Employee’s employment hereunder had not been terminated, subject to the additional provisions set forth on Schedule A;
(iii)subject to the terms and conditions of this Agreement, to the extent not already vested, the Outstanding Equity Awards shall become fully vested and no longer subject to forfeiture and will be subject to the additional provisions set forth on Schedule B; and
(iv)subject to the terms and conditions of this Agreement, the Employee’s vested stock options will continue to be exercisable until the first to occur of (A) the original expiration date of the applicable stock option, and (B) any accelerated expiration date applicable to that stock option, other than solely as a result of the Employee’s termination of employment (such as accelerated expiration in connection with a change in control of the Company) and will be subject to the additional provisions set forth on Schedule B.
The payments and benefits described in Section 5.2(a)(ii) – (iv) are collectively referred to as the “Limited Severance Benefits.” The Full Severance Benefits and the Limited Severance Benefits are collectively referred to as the “Severance Benefits.”
(b)Notwithstanding any provision herein to the contrary, the payment or provision of any of the Limited Severance Benefits pursuant to this Section 5.2 shall be conditioned upon (i) the Employee’s execution and delivery to the Company, within thirty (30) days after the Date of Termination, of the Release and (ii) the expiration of any period during which the ADEA Release is subject to revocation without the Employee having revoked such ADEA Release. If the Employee satisfies the foregoing conditions, then except as otherwise provided in Section 9, the Limited Severance Benefits shall commence within 50 days following the Qualifying Retirement Date as it relates to any termination of employment covered by this Section 5.2. If the Employee does not satisfy the conditions set forth herein regarding the execution and delivery of the Release and non-revocation of the ADEA Release, the Employee shall not be entitled to any of the Limited Severance Benefits. If the ADEA Release consideration and revocation period spans two calendar years, the payment or provision of the Limited Severance Benefits in accordance with the terms herein will commence in the later year.
5.3Cause. If the Employee’s employment hereunder is terminated by the Company for Cause, (i) the Employee shall be entitled to receive all accrued and unpaid Base Salary through the Qualifying Retirement Date, (ii) except as provided in clause (i), the Employee shall not be entitled to receive following the Qualifying Retirement Date any of the compensation or benefits provided in Section 3 including any continued payment of the Base Salary, the payment of the Annual Cash Incentive Award and any LT Cash Incentive Awards that are unpaid at such time and the continued vesting of the Outstanding Equity Awards, and (iii) the exercise period of the Employee’s vested options shall not be extended and shall remain exercisable only for the applicable period following the Qualifying Retirement Date as set forth in the respective plan and option agreement.
5.4Payment Delay for Specified Employee. Any provision of this Agreement to the contrary notwithstanding, if the Employee is a Specified Employee (as herein defined) on the Effective Date of Termination, then any payment or benefit to be paid, transferred or provided to the Employee pursuant to the provisions of this Agreement that would be subject to the tax imposed by Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”), if paid, transferred or provided at the time otherwise specified in this Agreement shall be delayed and thereafter paid (without interest), transferred or provided on the first business day that is six (6) months after the Employee’s Qualifying Retirement Date (or if earlier, within thirty (30) days after the date of the Employee’s death following the Employee’s Termination) to the extent necessary for such payment or benefit to avoid being subject to the tax imposed by Section 409A of the Code. For purposes of this Agreement, “Specified Employee” shall mean a specified employee within the meaning of Section 409A(a)(2) of the Code and the regulations and other guidance promulgated thereunder.
5.5Separate Payments. For purposes of Section 409A of the Code, the Employee’s right to receive any payment, benefit or amounts that might otherwise constitute installment payments shall be treated for purposes of Section 409A of the Code as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (for example, “payment shall be made within thirty (30) days following the Qualifying Retirement Date”), the actual date of payment within the specified period shall be within the sole discretion of the Company. In no event may the Employee, directly or indirectly, designate the calendar year of any payment to be made under this Agreement, to the extent such payment is subject to Section 409A of the Code.
6.Confidential Information and Nondisclosure.
6.1The Employee acknowledges that during the course of his employment with the Company, the Employee has been involved, and he will continue to be involved, in the development of Confidential Information (as herein defined) of the Company and its affiliated companies, and he has had access, and will continue to have access, to Confidential Information relating to the business and affairs of the Company and its affiliated companies. “Confidential Information” means and includes all confidential and/or proprietary information, trade secrets and “know-how” and compilations of information of any kind, type or nature (tangible and intangible, written or oral, and including information contained, stored or transmitted through any electronic medium), whether owned by the Company or its affiliated companies, disclosed to the Company or its affiliated companies in confidence by third parties or licensed from any third parties, which, at any time during the Employee’s employment by the Company or its affiliated companies, is developed, designed or discovered or otherwise acquired or learned by the Employee and which relates to the Company or its affiliated companies, partners, business, services, products, processes, properties or assets, customers, clients, suppliers, vendors or markets or such third parties. Confidential Information includes, by way of example and without limitation, the following: all patents, trade secrets, inventions, processes and formulae including any proprietary information regarding existing and proposed products and services; information regarding existing and potential customers, employees, contractors, and the industry; strategies, books, records, and documents; the names of and other information concerning customers, investors and business affiliates such as contact name, service or product provided, pricing for that customer, type and amount of products and services used, credit and financial data, and/or other information relating to the relationship with that customer; plans and strategies for expansions, acquisitions or divestitures; budgets, financial and sales data, and pricing and costing data; sources of supply; contracts benefiting or obligating the Company or its affiliated companies; bids or proposals submitted to or by any third parties; organizational structure; personnel information, including salaries and responsibilities of personnel; payment amounts or rates paid to consultants or other service providers; and other confidential or proprietary information.
6.2The Employee acknowledges and agrees that such Confidential Information constitutes a valuable, special and unique asset used by the Company and its affiliated companies in their businesses to obtain a competitive advantage over their competitors and was and is developed or acquired by the Company and its affiliated companies at considerable time and expense and is intended to be used solely for the benefit of the Company and its affiliated companies. The Employee further acknowledges and agrees that the Company and its affiliated companies have put in place certain policies and practices to safeguard such Confidential Information, and that as a condition of his employment with the Company, the Employee executed an Employment Agreement dated August 1, 2012 (the “Employment Agreement”) with the Company pursuant to which the Employee agreed, both during and after his employment, not to disclose or use for his benefit or the benefit of others any Confidential Information and to comply with the Company’s policies regarding Confidential Information. While the Employee agrees that he continues to be subject to the terms and provisions of such Employment Agreement, including the confidentiality provisions contained therein, as well as the Company’s policies and limitations on disclosure of Confidential Information, the Employee further agrees that both during and after the Employee’s employment with the Company, the Employee will (i) hold all Confidential Information, in strict confidence and will not, directly or indirectly, disclose, make available, discuss, transmit, publish or use such Confidential Information other than for the Company’s benefit and/or the benefit of its affiliated companies and (ii) not, directly or indirectly, disclose, use, cause, facilitate or allow any third party to use such Confidential Information in any way, except as may be (A) authorized by the Company’s Chief Executive Officer in writing, or (B) required by law or applicable legal process. In the event the Employee becomes legally compelled to disclose any Confidential Information, the Employee will provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy with respect to such disclosure.
6.3Notwithstanding any other provision of this Agreement, Employee may disclose Confidential Information when required to do so by a court of competent jurisdiction, by any governmental agency having authority over Employee or the business of the Company or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Employee to divulge, disclose or make accessible such information; provided that Employee shall provide the Company, to the extent permissible by law, with prompt notice of such requirement in advance of such disclosure, together with a list of any Confidential Information Employee intends to disclose, so that the Company may seek (at its sole cost and expense) a protective order or other appropriate remedy. If the Company decides to seek a protective order or other remedy, at the Company’s request Employee shall cooperate with the Company to obtain such order or other remedy. If such protective order or other remedy is not obtained or the Company does not seek such order or other remedy or otherwise notifies Employee, Employee (x) shall, to the extent permissible by law, before making any disclosure, provide the Company with the text of the proposed disclosure and consider in good faith the Company’s suggestions concerning the scope and content of the information to be disclosed, (y) may disclose without liability hereunder only that portion of the Confidential Information which Employee is advised by counsel is required by law to be disclosed and (z) shall take all reasonable steps to request confidential treatment of the Confidential Information. The Company shall reimburse Employee for his reasonable documented out-of-pocket expenses in connection with your cooperation and efforts under this Section 6.3. Employee and the Company agree that nothing in this Agreement is intended to interfere with Employee’s right to (i) report possible violations of federal, state or local law or regulation to any governmental agency or entity charged with the enforcement of any laws; (ii) make other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation; (iii) file a claim or charge with any federal, state or local government agency or entity; or (iv) testify, assist, or participate in an investigation, hearing, or proceeding conducted by any federal, state or local government or law enforcement agency, entity or court. In making or initiating any such reports or disclosures, Employee need not seek the Company’s prior authorization and is not required to notify the Company of any such reports or disclosures.
7.Nondisparagement and Nonsolicitation.
7.1During and after the Employee’s employment with the Company, the Employee agrees not to make or publish, to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company the Company, its subsidiaries and affiliates, and any of their respective current and former officers, directors, managers, partners, employees, agents, attorneys, benefit plans, plan administrators, successors and assigns. Employee’s obligations under this Section extend to, but are not limited to, text messages, e-mail communications, and comments or postings on blogs, comment boards or social media websites including, but not limited to, Facebook, X (formerly known as Twitter) or LinkedIn.

7.2The Employee further agrees that for the period following the Qualifying Retirement Date during which Severance Benefits are being provided hereunder, the Employee will not, directly or indirectly on the Employee’s own behalf or on behalf of any other person or entity, solicit, recruit, hire or seek to hire any person who is employed by the Company or its affiliated companies. Nothing in this Section 7.2 shall prohibit the Employee from (i) soliciting or hiring any individual whose employment with the Company or any affiliated company has been terminated for a period of at least six (6) months or (ii) engaging in general solicitations to the public or general advertising not targeted to employees of the Company or any affiliated company and hiring persons responding thereto, provided such individuals are not otherwise solicited by the Employee prior to such general solicitation.
8.Continuing Obligations.
8.1Nothing contained in this Agreement shall be deemed to affect or relieve the Employee from any continuing obligations contained in the Employment Agreement or other policies of the Company to which the Employee is subject during and, as applicable, following his employment with the Company and the Employee agrees to comply with such ongoing obligations in accordance with their terms.
9.Termination of Agreement and Severance Benefits.
9.1In addition to any rights or remedies set forth in Section 12.6 hereof for any breach by the Employee of any of the covenants or agreements set forth in Sections 6, 7 and 8, (i) the Employee’s employment hereunder and the Company’s payment and provision of the compensation and benefits provided in Section 3, and (ii) the Company’s payment and provision of the Severance Benefits are each conditioned upon the Employee’s compliance with the terms and provisions of Sections 6, 7 and 8, and the Employee not engaging in any Competitive Activity (as defined in Section 9.2). If at any time during the term of the Employee’s employment the Employee shall breach any of the provisions of Sections 6, 7 or 8, or engage in any Competitive Activities, the Company may terminate the Employee’s employment for Cause. If at any time after the Qualifying Retirement Date during which the Severance Benefits are being provided the Employee shall breach any of the provisions of Sections 6, 7, or 8, or engage in any Competitive Activities, the Company shall no longer be required to pay or provide the Severance Benefits and any vested stock options shall be exercisable only for the applicable period following the Qualifying Retirement Date in accordance with the respective stock option agreement and plan.
9.2The Employee shall be deemed to have engaged in “Competitive Activities” if the Employee, during the term of his employment and for the period following the Qualifying Retirement Date during which Severance Benefits are being provided hereunder, directly or indirectly, becomes the owner of, becomes employed by, or otherwise provides services as a director, consultant or independent contractor to, any Competing Business in any state in which the Company or any of its affiliated companies is then conducting business. The foregoing shall not prohibit the Employee owning less than 1% of the total outstanding equity securities of any publicly-traded entity. For purposes of this Agreement, “Competing Business” means any business that competes in any manner with (i) the business conducted by the Company and its affiliated companies as of the Effective Date, and (ii) any new business activity (including any business acquisition) entered into during the term of the Employee’s employment hereunder to the extent the Employee was serving on the Board at the time any such new business activity (or acquisition) was approved by the Company or any affiliated company. Notwithstanding the foregoing, a Competing Business shall not include any line of business or business segment that is divested by the Company or any of its affiliated companies so long as the definitive agreements for any such disposition do not otherwise restrict the Employee from engaging in the divested business.
10.Release of Claims.

10.1In consideration of the benefits set forth herein, the Employee, on his own behalf and on behalf of any of the Employee’s heirs, family members, executors, agents, and assigns, hereby and forever releases the Company, its subsidiaries and affiliates, and any of their respective current and former officers, directors, managers, partners, employees, agents, attorneys, benefit plans, plan administrators, successors and assigns (the “Releasees”), from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, liquidated or unliquidated, that the Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:
(a)    any and all claims relating to or arising from the Employee’s employment with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;
(b)    any and all claims relating to, or arising from, the Employee’s right to purchase, or actual purchase of any shares of stock or other equity interests of Company or any of its direct or indirect subsidiaries or affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
(c)    any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;
(d)    any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; and the Sarbanes-Oxley Act of 2002;
(e)    any and all claims for violation of the federal or any state constitution;

(f)    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
(g)    any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by the Employee as a result of this Agreement; and
(h)    any and all claims for attorneys’ fees and costs.
The Employee agrees that the release set forth in this Section 10 shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not release (i) claims that cannot be released as a matter of law, including, but not limited to, the Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that the Employee’s release of claims herein bars the Employee from recovering such monetary relief from the Company or any Releasee), (ii) claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, (iii) claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, (iv) claims to any benefit entitlements vested as the date of separation of the Employee’s employment, pursuant to written terms of any employee benefit plan of the Company or its direct or indirect subsidiaries or affiliates, (v) claims relating to the Employee’s ownership of vested equity securities of the Company and (vi) the Employee’s rights to indemnification by the Company or its direct or indirect subsidiaries or affiliates (collectively, the “Retained Claims”). This release further does not release claims for any breach by the Company of its obligations pursuant to this Agreement.
11.Successors.
11.1This Agreement is personal to the Employee and shall not be assignable by the Employee. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal representatives.
11.2This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
11.3The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
12.Miscellaneous.
12.1Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS,

WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS. WITH RESPECT TO ANY SUIT, ACTION, OR OTHER PROCEEDING ARISING FROM OR RELATING TO THIS AGREEMENT, THE COMPANY AND EMPLOYEE HEREBY IRREVOCABLY AGREE TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS AND ANY TEXAS STATE COURT WITHIN MONTGOMERY COUNTY, TEXAS.
12.2Amendment. This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
12.3Waiver. Any term or condition of this Agreement may be waived at any time by the party hereto which is entitled to have the benefit thereof, but such waiver shall only be effective if evidenced by a writing signed by such party, and a waiver on one occasion shall not be deemed to be a waiver of the same or any other type of breach on a future occasion. No failure or delay by a party hereto in exercising any right or power hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right or power.
12.4Notices. All notices required hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed to the Employee, at the address maintained in the Company’s records, and to the Company as follows:
If to the Company:    TETRA Technologies, Inc.
10000 Energy Drive, Suite 600
Spring, TX 77389
Attention: Chief Executive Officer
With a copy to:    TETRA Technologies, Inc.
10000 Energy Drive, Suite 600
Spring, TX 77389
Attention: General Counsel
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.
12.5Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
12.6Injunctive Relief. In recognition of the fact that a breach by the Employee of any of the provisions of Sections 6 or 7 or the continuing obligations as provided in Section 8 will cause irreparable damage to the Company and/or its affiliated companies, for which monetary damages alone will not constitute an adequate remedy, the Company shall be entitled as a matter of right (without being required to prove damages or furnish any bond or other security) to obtain a restraining order, an injunction, an order of specific performance, or other equitable or extraordinary relief from any court of competent jurisdiction restraining any further violation of such provisions by the Employee or requiring the Employee to perform the Employee’s obligations hereunder. Such right to equitable or extraordinary relief shall not be exclusive but shall be in addition to all other rights and remedies to which the Company or any of its affiliated companies may be entitled at law or in equity, including without limitation the right to recover monetary damages for the breach of any of the provisions of this Agreement.
12.7Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation. Notwithstanding any other provision of this Agreement, each party hereto agrees to be responsible for and to pay the taxes imposed on it by applicable law without any contribution from the other.
12.8No Guarantee of Tax Consequences. Notwithstanding anything in this Agreement to the contrary, the Company makes no representation, commitment or guarantee that any federal, state, local or other tax treatment will (or will not) apply or be available with respect to the payments and benefits provided under this Agreement (including whether or not the same are exempt from, or compliant with, Section 409A of the Code) and does not assume any responsibility or liability for all or any portion of any taxes, penalties, interest or other costs or expenses that may be incurred by the Employee (or any person claiming through or on behalf of the Employee) with respect thereto.
12.9Section 409A. The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If any provision of this Agreement does not satisfy the requirements of Section 409A of the Code, then such provision shall nevertheless be applied in a manner consistent with those requirements to the extent any payments hereunder are subject to Section 409A of the Code.
12.10Entire Agreement; Change of Control Agreement.
(a)This Agreement constitutes the entire agreement between the parties hereto concerning the subject matter hereof and, except for the existing covenants of the Employee, including those in the Employment Agreement, which are intended to be carried forward pursuant to Section 8 of this Agreement, this Agreement shall supersede any other prior agreement or understanding, both written and oral, between the parties with respect to such subject matter.
(b)Upon the execution of this Agreement by the parties hereto, the Change of Control Agreement dated May 31, 2013 by and between the Company and the Employee shall be terminated and no longer in effect.
12.11Captions. The captions herein are inserted for convenience of reference only, do not constitute a part of this Agreement, and shall not affect in any manner the meaning or interpretation of this Agreement.
12.12Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement, if any, shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Texas Uniform Electronic Transactions Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.
12.13Voluntary Agreement. The Employee hereby represents and warrants that, prior to signing below, he has had the opportunity to consult with independent legal counsel of his choice, has read this document in its entirety and fully or satisfactorily understands its content and effect, is completely satisfied with the terms reflected in this Agreement, and, accordingly, knowingly makes this Agreement and agrees to be bound as described in this Agreement.
[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.
THE COMPANY:

TETRA TECHNOLOGIES, INC.
By:    /s/ Brady M. Murphy
Name:    Brady M. Murphy
Title:    President and Chief Executive Officer
EMPLOYEE:
/s/ Elijio V. Serrano
ELIJIO V. SERRANO

SCHEDULE A
Outstanding Awards Under the
Cash Incentive Compensation Plan

Annual Cash Incentive Award	Values at Target
	Adjusted EBITDA	Individual Performance Objectives	HSEQ	Total
1/1/2026 - 12/31/2026 Performance Period	$452,400	N/A	N/A	$452,400

Employee’s award with respect to the 2026 performance period, if any, will be paid on a pro-rated basis based on the number of full months in 2026 occurring prior to the Qualifying Retirement Date divided by twelve. Such payment, if any, will be made at the same time that payments under the 2026 annual CICP are made to corporate participants in the 2026 CICP.

LTI Cash Incentive Awards	Values at Target
	RTSR	RONCE (EBIT)	Total
1/1/2024 – 12/31/2026 Performance Period	$250,000	$250,000	$500,000
	RTSR	RONCE (EBIT)	Total
1/1/2025 – 12/31/2027 Performance Period *Prorated	$250,000	$250,000	$500,000

The three (3) year long-term cash award under the CICP made to Employee on February 19, 2024, with a target value of $500,000 will be paid, to the extent the applicable performance objectives are met, on a pro-rated basis based upon the number of full months in the applicable performance period occurring prior to the Qualifying Retirement Date divided by thirty-six. Any such payment will be made at the same time payments of such awards under the CICP are made to corporate participants in the CICP.
The three (3) year long-term cash award under the CICP made to Employee on February 28, 2025, with a target value of $500,000 will be paid, to the extent the applicable performance objectives are met, on a pro-rated basis based upon the number of full months in the applicable performance period occurring prior to the Qualifying Retirement Date divided by thirty-six. Any such payment will be made at the same time payments of such awards under the CICP are made to corporate participants in the CICP.
Schedule A

SCHEDULE B
Outstanding Equity Awards

Award Type	Unvested	Vested and Unexercised
Restricted Stock Units
Granted 2/19/2024	40,332
Granted 2/28/2025	77,710

Stock Options
Granted 5/02/2016		74,686
Granted 2/22/2017		139,706
Granted 2/22/2018		103,826
Total:

Total:	118,042	318,218

The foregoing Restricted Stock Unit Awards will continue to vest after the Qualifying Retirement Date, and the restrictions on such Restricted Stock Unit Award will continue to lapse pursuant to the vesting schedule set forth in the applicable award agreement after the Qualifying Retirement Date. To the extent any of the foregoing stock option awards become exercisable before or after the Qualifying Retirement Date, the post-termination exercise period for the stock option will be extended to the first to occur of (1) the original expiration date of the applicable option, and (2) any accelerated expiration date applicable to the option, other than solely as a result of Employee’s termination of employment.

Schedule B

EXHIBIT A
TO
TRANSITION AGREEMENT
Form Of Release Agreement
This Release Agreement (“Release Agreement”) is made by and between Elijio V. Serrano (the “Employee”) and TETRA Technologies, Inc. (the “Company”) (collectively, referred to as the “Parties” or individually referred to as a “Party”). Capitalized terms used but not defined in this Release Agreement shall have the meanings set forth in the Transition Agreement (as defined below).
WHEREAS, the Parties have previously entered into that certain Transition Agreement, dated effective as of April 1, 2026 (the “Transition Agreement”); and
WHEREAS, the Transition Agreement contemplates that the Employee will execute and deliver to the Company this Release Agreement upon termination of the Employee’s employment with the Company, and the Employee and the Company desire to execute this Release Agreement to resolve all issues relating to the employment of the Employee by the Company.
NOW, THEREFORE, in consideration of the [Full Severance Benefits/ Limited Severance Benefits] described in the Transition Agreement, which, pursuant to the Transition Agreement, are conditioned on the Employee’s execution and non-revocation of this Release Agreement, and in consideration of the mutual promises made herein, the Company and the Employee hereby agree as follows:
1.    Severance Benefits; Salary and Benefits.
    (a)    The Employee and the Company acknowledge and agree that the Qualifying Retirement Date is __________, ______.
    (b)    The Company agrees to provide the Employee with the [Full Severance Benefits/ Limited Severance Benefits] payable at the times set forth in, and subject to the terms and conditions of, the Transition Agreement.
2.    Release of Claims. In consideration of the benefits set forth herein and in the Transition Agreement, the Employee, on his own behalf and on behalf of any of the Employee’s heirs, family members, executors, agents, and assigns, hereby and forever releases the Company, its subsidiaries and affiliates, and any of their respective current and former officers, directors, managers, partners, employees, agents, attorneys, benefit plans, plan administrators, successors and assigns (the “Releasees”), from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, liquidated or unliquidated, that the Employee may possess against any of the Releasees arising from any
Exhibit B – Page 1

omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Release Agreement (as defined in Section 5 below), including, without limitation:
(a)    any and all claims relating to or arising from the Employee’s employment or service relationship with the Company or any of its direct or indirect subsidiaries or affiliates and the termination of that relationship;
(b)    any and all claims relating to, or arising from, the Employee’s right to purchase, or actual purchase of any shares of stock or other equity interests of Company or any of its direct or indirect subsidiaries or affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
(c)    any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;
(d)    any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; and the Sarbanes-Oxley Act of 2002;
(e)    any and all claims for violation of the federal or any state constitution;
(f)    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
(g)    any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by the Employee as a result of this Release Agreement; and
(h)    any and all claims for attorneys’ fees and costs.
The Employee agrees that the release set forth in this Section 2 shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not release (i) claims that cannot be released as a matter of law, including, but not limited to, the Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or
Exhibit B – Page 2

government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that the Employee’s release of claims herein bars the Employee from recovering such monetary relief from the Company or any Releasee), (ii) claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, (iii) claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, (iv) claims to any benefit entitlements vested as the date of separation of the Employee’s employment, pursuant to written terms of any employee benefit plan of the Company or its direct or indirect subsidiaries or affiliates, (v) claims relating to the Employee’s ownership of vested equity securities of the Company and (vi) the Employee’s rights to indemnification by the Company or its direct or indirect subsidiaries or affiliates (collectively, the “Retained Claims”). This release further does not release claims for any breach by the Company of its obligations pursuant to the Transition Agreement.
3.    Acknowledgment of Waiver of Claims under ADEA. The Employee understands and acknowledges that is waiving and releasing any rights the Employee may have under the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers’ Benefit Protection Act, as amended (collectively, “ADEA”), and that this waiver and release (the “ADEA Release”) is knowing and voluntary. The Employee understands and agrees that this ADEA Release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Release Agreement. understands and acknowledges that the consideration given for this ADEA Release is in addition to anything of value to which the Employee was already entitled. The Employee further understands and acknowledges that the Employee has been advised by this writing that: (a) the Employee should consult with an attorney prior to executing this Release Agreement, including this ADEA Release; (b) the Employee has twenty-one (21) days within which to consider the ADEA Release contained in this Release Agreement; (c) the Employee has seven (7) days following the Employee’s execution of this Release Agreement to revoke this ADEA Release pursuant to written notice to the Chief Executive Officer of the Company; (d) this ADEA Release shall not be effective until after the revocation period has expired; and (e) nothing in this Release Agreement prevents or precludes the Employee from challenging or seeking a determination in good faith of the validity of this ADEA Release, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event the Employee signs this Release Agreement and returns it to the Company in less than the twenty-one (21) day period identified above, the Employee hereby acknowledges that the Employee has freely and voluntarily chosen to waive the time period allotted for considering this Release Agreement.
4.    Reaffirmation of Continuing Obligations. Nothing in this Release Agreement shall be deemed to affect or relieve the Employee from any continuing obligation contained in any other agreement with the Company, including, but not limited to, the Transition Agreement and the Employment Agreement. The Employee acknowledges that this reaffirmation is material to this Release Agreement, and the Employee further acknowledges and agrees that his continuing obligations under each such agreement are reasonable and enforceable and that he will not challenge or violate these covenants.
Exhibit B – Page 3

5.    Effective Date. This Release Agreement will become effective on the eighth (8th) day after the Employee has signed this Release Agreement, so long as it has been signed by the Parties and has not been revoked by the Employee before that date (the “Effective Date”).
6.    Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Release Agreement shall continue in full force and effect without said provision or portion of provision.
7.    No Oral Modification. This Release Agreement may only be amended in a writing signed by the Employee and a duly authorized officer of the Company.
8.    Governing Law. This Release Agreement shall be subject to the provisions of Section 12.1 of the Transition Agreement.
9.    Voluntary Execution of Release Agreement. The Employee understands and agrees that the Employee executed this Release Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of the Employee’s claims against the Company and any of the other Releasees. The Employee acknowledges that: (a) the Employee has read this Release Agreement; (b) the Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Release Agreement; (c) the Employee has been represented in the preparation, negotiation, and execution of this Release Agreement by legal counsel of his own choice or has elected not to retain legal counsel; (d) the Employee understands the terms and consequences of this Release Agreement and of the releases it contains; and (e) the Employee is fully aware of the legal and binding effect of Release this Release Agreement.

[Signature Page Follows]

Exhibit B – Page 4

    IN WITNESS WHEREOF, the Parties have executed this Release Agreement on the respective dates set forth below.

Dated:
                            Elijio V. Serrano

COMPANY
TETRA TECHNOLOGIES, INC.

Dated:            By:
            Name:
            Title:

Exhibit B – Page 5